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                                                                      EXHIBIT 99

[Main Street Logo]

                                         January 11, 2002

         Re: Main Street Dividend Reinvestment and Stock Purchase Plan

Dear Shareholder:

The shareholders of Main Street Bancorp, Inc. approved the merger between Main Street Bancorp, Inc. and Sovereign Bancorp, Inc. last December. We anticipate receiving the required regulatory approvals in the near future. We currently expect that the merger will become effective on March 8, 2002.

Given the impending closing of the merger, we are suspending the Main Street Bancorp Dividend Reinvestment and Stock Purchase (DRIP) beginning Wednesday, January 9, 2002. What this means to you as a DRIP participant:

 . Any dividend payable between now and the closing of the merger will be paid in cash and not reinvested.

 .  Optional cash payments will not be accepted by Mellon Investor Services (the
   Administrator) after January 9, 2002. Any cash (checks or money orders) for purchases of additional shares received after January 9, 2002 will be returned without interest.

 .  The last purchase of additional shares will be January 10, 2002.

Election forms for Main Street shareholders to elect their form of merger consideration were mailed to shareholders on January 9, 2002. If you do not complete and deliver valid election instructions by the election deadline, you will lose your right to make an election. You will then receive Sovereign common stock for your Main Street shares.

If you elect to receive Sovereign shares with respect to shares held in your Main Street Dividend Reinvestment Plan account (or receive Sovereign shares in exchange for the Main Street shares held in your Dividend Reinvestment Plan account as a result of a proration of cash elections), you will receive a stock certificate with respect to your Main Street Dividend Reinvestment Plan account shares exchanged for Sovereign shares. Sovereign will send you information on the Sovereign Dividend Reinvestment and Stock Purchase Plan, including information on how to enroll in the Plan, following completion of the merger. A check for the cash value of any fractional share will be mailed to you under separate cover.

If you have questions regarding this notice or if you have not received an election package, please call 1-888-566-9472.

                                         Sincerely,
                                         Main Street Investor Relations